Lightbridge Announces Definitive Agreement to Sell PrePay INS Business to VeriSign, Inc. and
Engages Investment Banker to Explore Strategic Alternatives
for Telecom Decisioning Services Business

Burlington, MA – April 25, 2005 –Lightbridge, Inc. (NASDAQ: LTBG), a leading analytics, decisioning and e-commerce company, today announced it has entered into a definitive agreement to sell its PrePay Intelligent Network Solutions (INS) business to VeriSign, Inc. (NASDAQ: VRSN) for $17.45 million in cash plus assumption of certain contractual liabilities. The acquisition is expected to close in the second quarter.

Lightbridge’s INS business develops, delivers and supports the Lightbridge PrePay IN product, a leading Intelligent Network (IN) solution for wireless operators, which delivers real-time rating for innovative voice and emerging data services.

“We believe the Lightbridge PrePay IN product is a great complement to VeriSign’s existing portfolio of intelligent infrastructure services,” said Robert Donahue, Chief Executive Officer at Lightbridge, Inc. “Although INS is a business with a robust product and significant distribution partnerships, we believe it is in the best interest of our shareholders, customers and employees to exit that business. We are pleased to be working with VeriSign and believe that this is a positive transaction for both companies.”

Lightbridge also announced today that it has engaged the investment banking firms of Needham & Company, Inc. and Gridley & Co. LLC., to advise the Company on strategic alternatives for its Telecom Decisioning Services (TDS) business. Lightbridge expects to investigate a range of possible alternatives. No assurance can be given that any transaction will result from the exploration process that Needham/Gridley has been retained to manage.

Commenting on the news, Bob Donahue, president and chief executive officer stated, “We continually look at ways to enhance shareholder value and, in doing so, we plan to consider all reasonable alternatives for the TDS business. Needham/Gridley will assist management and the Board in evaluating strategic alternatives for the TDS business that maximize the value to the Company. The sale of INS to VeriSign is an example of our commitment to execute on our strategic goals.”

###

About Lightbridge
Lightbridge, Inc. (NASDAQ:LTBG) is a leading analytics, decisioning e-commerce company and IN solutions provider that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification, payment authorization, billing, and enhanced voice and data services. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com or call 800-LIGHTBR.

About VeriSign
VeriSign, Inc. (NASDAQ: VRSN), operates intelligent infrastructure services that enable businesses and individuals to find, connect, secure, and transact across today’s complex, global networks. Additional news and information about the company is available at www.verisign.com.

About Needham & Company, Inc. and Gridley & Company LLC
Needham & Company, Inc. is a privately held, full-service investment bank, headquartered in New York City, specializing in technology and biotechnology/life sciences, with offices in Boston and Menlo Park. In addition to investment banking, Needham’s services include institutional sales and trading, asset management and venture capital. Needham & Company, Inc. also produces comprehensive equity investment research on over 300 technology and life science companies and regular studies on specific niche sectors within these industries. For more information, please see www.needhamco.com.

Gridley & Company LLC is a boutique investment bank that focuses on providing strategic advisory services to companies in the following industries: Advertising and Marketing Services; Financial Technology and Payment Processing; Information Technology and Business Process Outsourcing; Database and Information Services; and eMarketing and Internet Services. Gridley was founded in 2001, is headquartered in New York City, and is an affiliate of Needham & Company, Inc. For more information, please visit www.gridleyco.com. www.gridleyco.com.

###

Lightbridge Contact:	VeriSign Contact:
Lynn Ricci Investor & Media Relations 781-359-4854 lricci@lightbridge.com	Brian O’Shaughnessy, Media Relations 650.426.5270 boshaughnessy@verisign.com,

Valerie Christopherson Bock Communications, Inc. +1 714 540 1030 ext. 17 vchristopherson@bockpr.com

LIGHTBRIDGE is a registered trademark and the Lightbridge logo, PrePay and PrePay IN are trademarks of Lightbridge, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Forward-looking Statements

Certain statements in this news release that are not statements of historical facts may constitute forward-looking statements, including, without limitation, those relating to the Company’s beliefs about its INS business unit and expectations with respect to TDS. Actual results may vary materially from those contained in forward- looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company’s revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry and other markets in which the Company does business that may affect both the Company and its clients, (iv) continuing demand for the Company’s products, services and technologies, (v) the impact of the sale of the Company’s INS business unit on the Company and its business and operations, (vi) current and future economic conditions generally and particularly in the telecommunications industry, (vii) the Company’s ability to execute on its objectives, plans or strategies including, without limitation, its plans to explore strategic alternatives for its TDS business unit, and (viii) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2004 Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements.